Dear Shareholder:

We are pleased to present you with this review of the Company's achievements for fiscal year 2003. Three years ago, E-Z-EM embarked on a process aimed at realigning the Company from its beginnings in X-ray fluoroscopy towards the emerging growth areas in today's healthcare marketplace. This plan called for a new strategic vision--one focused on new growth opportunities, on creating greater efficiencies in our operations, and on improving our financial structure. Fiscal 2003 has seen several significant steps made toward achieving this goal.

Strategic Snapshot - Focus on Growth

As a radiology solutions provider, E-Z-EM markets high quality, cost-effective, innovative products designed to provide increased value in a cost-conscious healthcare marketplace. During fiscal 2003, we retained our core leadership position and global market share in the face of increasing competitive pressures, while concentrating our strategic efforts on two growth areas: computed tomography (CT) and interventional radiology.

The current radiology marketplace is driven by several important trends. The most significant of these to our business is a major shift from acute, hospital based treatment of gastrointestinal (GI) diseases to early detection and intervention. This shift has resulted in the rapid growth of CT imaging for diagnostic imaging of the upper and lower GI tracts. GI disease is the second most prevalent in the United States after heart disease, affecting over 60 million Americans and leading to 190,000 deaths annually. Colorectal cancer
(CRC) is the second most common cancer in the United States, with nearly 150,000 new cases diagnosed each year resulting in approximately 60,000 deaths. Coupled with an aging population, the growth of multi-slice CT scanners and innovations in digital imaging software, the opportunities presented by these trends are dramatic.

Through innovative products and strategic agreements in this and recent fiscal years, we have positioned the Company to capitalize on these opportunities. We believe we have the most comprehensive line of barium sulfate formulations for thoracic, abdominal and pelvic CT scanning available on the market. Products such as Readi-CAT(R) and our family of CT Smoothies remain the clinical standard for GI imaging. We also address the CT market with our EmpowerCT(R) injector system--the only CT injector on the market to include patented EDA(TM) technology designed to aid in the detection of contrast extravasations. In fiscal 2003, the EmpowerCT injector system was cited as number one in its class by several measures in an MD Buyline user satisfaction survey. For fiscal 2004, we made a significant enhancement to our offerings for the CT market through our co-promotional agreement with Berlex Laboratories, Inc. for their diagnostic contrast agent ULTRAVIST(R) (iopromide) Injection. With the addition of ULTRAVIST, we now offer a convenient source for IV contrast along with the EmpowerCT injector system.

We continue to drive the adoption of virtual colonoscopy for CRC screening. We believe the Company is well positioned to take advantage of the opportunities in this emerging market. We have further developed and refined the product portfolio that enables virtual colonoscopy to be practiced effectively. We have established clinical research sites with major academic institutions; such as the Mayo Clinic, New York University, University of Chicago, University of California at San Francisco, and the University of Essen. These relationships continue the Company's long tradition of working closely with the clinical community in defining and developing new product solutions. We also support the adoption of virtual colonoscopy through professional education, and have expanded our grant support through our academic Centers of Excellence--a program that conducts CME training courses for radiologists as well as product research and development work. Though virtual colonoscopy is gaining academic and clinical acceptance, its adoption as a mainstream screening modality will depend on the eventual establishment of standards for reimbursement and screening technique. E-Z-EM continues to play a major role in support of that process. As reimbursement standards are set and the modality gains acceptance as a screening tool for CRC, we believe that virtual colonoscopy will become an important tool in colorectal cancer screening and diagnosis.

The Company continues to leverage its expertise in GI imaging to expand its presence in the gastroenterology marketplace. This fiscal year we entered into a strategic alliance with 3CPM(R) Company for the commercialization of its Electrogastrogram Analyzer--a product to be marketed under the E-Z-EM trade name VisipaceTM. Visipace is a non-invasive device that measures myoelectrical activity of the stomach. The device can identify and analyze the presence of gastric dysrhythmias--disturbances in the stomach's natural myoelectrical activities associated with dyspepsia. It is estimated that functional dyspepsia may affect between 25-30% of the population.

In fiscal 2003, the FDA issued 510(k) clearance for our Reactive Skin Decontamination Lotion (RSDL)--a personal decontamination lotion for neutralizing and destroying chemical warfare (CW) agents. RSDL represents a substantial improvement over products presently used for this purpose. With FDA clearance of RSDL, the product can now be marketed to the U.S. Armed Forces and civilian emergency services organizations worldwide. Through our E-Z-EM Canada subsidiary, E-Z-EM has a long-term agreement to commercialize RSDL with O'Dell Engineering Ltd. of Cambridge, Ontario, Canada. As part of the exclusive partnership agreement, E-Z-EM Canada assumes the worldwide manufacturing of RSDL, while O'Dell, the exclusive license holder under the Canadian government, is responsible for all sales and marketing efforts to military and emergency services organizations.

We believe RSDL is a product with great potential. The Government process of adopting RSDL as the standard for chemical warfare personnel decontamination is a significant undertaking. Great progress has been made during the past year toward this end, and we remain confident that RSDL will be adopted as the military's standard in the future. RSDL is currently sold to other NATO countries where it has been in service for several years. In addition to our efforts with the U.S. Military, O'Dell Engineering is expected to launch a promotional campaign aimed at the emergency services market in fiscal 2004.

AngioDynamics, our wholly-owned subsidiary, addresses the other important trend in radiology; specifically in the integration of imaging with minimally invasive surgery as solutions provided by interventional radiologists. These solutions have brought the radiologist into the disease management process. Building on its original business in angiographic products, AngioDynamics has become a leading supplier of products used by interventional radiologists and other physicians for the minimally invasive diagnosis and treatment of vascular disease. These products include: angiographic catheters, where AngioDynamics is the market leader, dialysis catheters, PTA dilation catheters, thrombolytic delivery systems, image-guided vascular access products and the recently introduced ELVSTM endovascular laser venous system. The ELVS system is a cost-effective treatment for varicose veins which until recently was addressed by an invasive surgical procedure. During the past year, AngioDynamics also announced a strategic alliance with Surgica Corporation in the area of embolics, and also entered into an exclusive distribution agreement with Nipro Medical Corporation for the AquaLiner(TM) hydrophilic Ni-Ti alloy guidewire.

The combination of internally and externally developed products has helped fuel AngioDynamics year-over-year growth in sales and profit. Our top line sales growth in fiscal 2003 exceeded 25% over fiscal 2002. During fiscal 2003, we continued to expand the sales and marketing infrastructure of AngioDynamics to support its growth. We also increased manufacturing capacity with the expansion of our manufacturing facility by 32,000 square feet. We believe that AngioDynamics is well positioned to continue its strong growth by providing innovative solutions to interventional radiologists.

Toward Greater Efficiency

In fiscal 2003, we continued to execute our Global Production Strategy, a program intended to create a more efficient, flexible and market-driven manufacturing infrastructure. As part of this plan, we completed the closure begun in fiscal 2002 of our Japanese manufacturing facility. We will continue to rationalize our manufacturing base in the coming year through outsourcing arrangements with third-party manufacturers. As previously announced, we will close our device manufacturing facility in San Lorenzo, Puerto Rico and our heat sealing operation in Westbury, New York during fiscal 2004. The Company expects these actions to result in cost savings in future years. Following these realignments we will maintain three core manufacturing sites; Queensbury, NY, Westbury, NY, and Montreal, Quebec Canada. These restructuring decisions were reached following an extensive investigation of alternatives and are intended to streamline our manufacturing operation and improve our cost basis, while maintaining the high quality standards for which E-Z-EM is known.

Improved Corporate Structure

In fiscal 2003, we completed a plan approved by the Board of Directors designed to improve the marketability of the Company's stock. The plan called for the combination of the previous two outstanding classes of stock into a single class of newly created common stock (Amex: EZM). Having a clearly identified class of stock with a recognizable ticker symbol has simplified the process by which professional and individual investors can find, track, and trade our shares. The transaction was completed in October 2002.

During fiscal 2003, we welcomed two new members to the Company's Board of Directors. Robert J. Beckman and George P. Ward were elected at the October 2002 shareholder meeting and, combined with the experience and guidance of the existing board members, have provided valuable contributions and insights. As part of this realignment of the Board, Robert Topol resigned and became Director Emeritus. On behalf of the Company, we thank Mr. Topol for his years of distinguished service.

Also this year, the Board of Directors declared a special dividend of $.25 per outstanding share of the Company's common stock. The dividend was paid on August 1, 2003 to shareholders of record as of July 15, 2003. Future dividends are subject to the Board of Directors' review of our operations, and financial and other conditions then prevailing.

The Sarbanes-Oxley Act was signed into law by President Bush in July of 2002. The Act requires public corporations to abide by a rigorous set of new standards for accounting practice, governance, and public disclosure. The costs associated with these new requirements are not insignificant. E-Z-EM has always been committed to the highest standards of corporate practice, and will invest the resources necessary to uphold these standards in the coming year.

Financial Results

The impact of the strategic plan outlined above is embodied in our fiscal year 2003 results. The Company's net sales for the year grew 9% from fiscal 2002 levels to $133,158,000. Sales grew in both of our two radiology business segments, reflecting the general trends in CT imaging and interventional radiology already discussed. Gross profit expressed as a percentage of sales was 43% for 2003, as compared to 42% for 2002 and 40% for 2001. This improvement reflects increased gross profit in both our E-Z-EM and AngioDynamics segments.

E-Z-EM Business Segment

Our core E-Z-EM segment recorded 4% sales growth for the year, with net sales increasing to $95,683,000 from $92,288,000 in the previous year. Improved results in this segment were attributable to increasing sales of our CT imaging products, such as Readi-CAT(R) and our family of CT Smoothies, and of our EmpowerCT(R) injector system. Sales growth in these product areas, as well as in our Varibar(R) dysphagia line, continues to provide positive momentum. The growth in our CT-based products reflects the repositioning of the Company as a CT solutions provider.

The E-Z-EM brand remains a world leader, and we will continue to focus on new opportunities in CT contrast solutions especially in the new emerging areas of CT angiography.

AngioDynamics Segment

Our AngioDynamics subsidiary achieved excellent results, with sales increasing $7,630,000 or 26% over the previous year. Growth was driven primarily by the introduction of new products such as our ELVSTM endovascular laser system and sales of dialysis products, such as MoreFlowTM and DuraFlowTM dialysis catheters. We also saw steady sales growth in our angiographic, vascular access, and PTA dilation catheter product lines.

Closing Remarks

We believe that the efforts over the last several years have positioned E-Z-EM to be a viable player in the diagnostic radiology marketplace. We are focused on driving sales and earnings via new product offerings and cost reduction opportunities in manufacturing and other operations. We are hopeful that the steps we have taken on the corporate level will enhance the Company's performance in the future, and ultimately have a positive effect on shareholder value.

Much progress has been made in your Company this year. As always, we would like to thank all of our customers for their business, our employees for their commitment, and our shareholders for their continued investment in E-Z-EM and its future.

We look forward to a successful 2004.

Sincerely,

Howard S. Stern
Chairman of the Board

Anthony A. Lombardo
President & Chief Executive Officer

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2003, may affect the actual results achieved by the Company.

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E-Z-EM, Inc.
1111 Marcus Avenue, Suite LL-26, Lake Success, NY 11042 Phone: 516-333-8230, Toll-free: 1-800-544-4624, Fax: 516-302-2919, www.ezem.com
E-Z-EM, Inc., is a publicly held corporation whose shares are traded on the American Stock Exchange under the symbol: EZM.

                                         (C) 2003 E-Z-EM, Inc. rev 09/03 1303974

E-Z-EM,EmpowerCT,Readi-CAT and Varibar are registered trademarks of E-Z-EM, Inc. ULTRAVIST is a registered trademark of Berlex Laboratories, Inc. 3CPM is a registered trademark of 3CPM Company.